Exhibit 99.1

       The Gymboree Corporation Reports Second Quarter 2004 Results and Closure of UK/Ireland Retail Operations; Management Change; Updates Earnings

    BURLINGAME, Calif., Aug. 17 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) today reported a net loss of ($3.2) million or ($0.10) per diluted share for the second fiscal quarter ended July 31, 2004, compared to a net loss of ($1.1) million or ($0.04) per diluted share for the second fiscal quarter ended August 2, 2003.
    As previously reported, net sales from retail operations for the second fiscal quarter of 2004 were $119.8 million, an increase of 9% compared to net sales from retail operations of $110.4 million for the same period last year. Comparable store sales for the second fiscal quarter increased 2% compared to the same period last year. Total net sales, including sales from Gymboree Play & Music operations, were $122.4 million, an increase of 8% compared to total net sales of $113.1 million in the second fiscal quarter last year.

    Closure of United Kingdom and Ireland Retail Operations
    On Monday, August 16, 2004, The Gymboree Corporation's Board of Directors authorized the Company to proceed with the closure of its United Kingdom and Ireland retail operations, as a result of the continued poor financial performance of those operations.
    "The closure of our UK and Ireland retail operations was the right decision to make. It will allow us to focus our attention and financial resources on the key drivers of our long-term growth strategy," said
Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "We truly appreciate the extraordinary group of employees in the UK and Ireland who have been dedicated to the Gymboree brand over the years."
    The wind down of the United Kingdom and Ireland retail operations will begin immediately and the Company expects the process to be substantially complete by the end of the third fiscal quarter of this year. The Company anticipates recording extraordinary charges related to the closure of approximately $9.5 million, net of tax and exclusive of ongoing operating costs incurred during the wind down process. These charges, largely related to costs of lease disposition, asset write-offs and severances, are expected to be realized in the third and fourth fiscal quarters of this year. Gymboree Play & Music franchises will continue to operate in the United Kingdom and Ireland.

    Management Change
    The Gymboree Corporation announced today that Debbie Nash, vice president and general merchandise manager of Gymboree retail, has resigned from the Company in order to take some personal time off. Her responsibilities will now be handled by Kip Garcia, senior vice president of Merchandising, Kids.
    "I'd like to thank Debbie for her important contributions to the Company and we wish her the best," said Lisa Harper. "Kip Garcia, who will be assuming Debbie's responsibilities, has been with the Company since April. We anticipate a smooth transition, as we have a strong team in place and believe that Kip will bring a fresh perspective to the business."

    Business Outlook
    As previously stated, The Gymboree Corporation projects that comparable store sales in August will be flat compared to the prior year. For the third fiscal quarter, the Company expects comparable store sales to be in the positive low single digits.
    The United Kingdom and Ireland retail operations had been forecasted to earn a modest profit in the third and fourth fiscal quarters of 2004; therefore the Company's guidance on earnings from ongoing operations will be reduced in the third and fourth fiscal quarters by ($0.01) in each quarter to compensate for the exclusion of the previously forecasted earnings contribution from the United Kingdom and Ireland retail operations.
   The Company now expects its earnings from continuing operations for the third and fourth quarters to be in the range of $0.28 to $0.30 and $0.45 to $0.47 per diluted share respectively, which represents a reduction from its previous guidance of $0.29 to $0.31 and $0.46 to $0.48 respectively. For the full fiscal year, the Company expects earnings per diluted share from continuing operations to be in the range of $0.90 to $0.94. These estimates exclude the effect of a previously disclosed change in accounting principle recorded in the first quarter of 2004, which resulted in a one-time benefit of $0.04 per diluted share.

    Management Presentation
    The live broadcast of the discussion of second quarter 2004 earnings results will be available to interested parties at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) on Tuesday, August 17. To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available shortly after the broadcast through midnight Eastern Time, August 24, 2004, at 703-925-2533, pass code 386507, as well as archived on our Web site at the same location as the live Web cast.

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of July 31, 2004, the Company operated a total of 646 stores: 593 Gymboree(R) retail stores (543 in the United States, 28 in Canada, and 22 in Europe),
46 Janie and Jack(R) retail shops and 7 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 525 franchised and company-operated centers in the United States and 29 other countries.

    Forward-Looking Statements
    The foregoing sales and income figures for the second fiscal quarter of 2004 are un-audited and subject to year-end adjustment, and actual results could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.

    NOTE: Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Janeville is a trademark of The Gymboree Corporation.


                           THE GYMBOREE CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share and store data)
                                 (Unaudited)

                                         13 Weeks Ended      26 Weeks Ended
                                        July 31, August 2,  July 31, August 2,
                                         2004      2003      2004      2003

    Net sales:
      Retail                           $119,794  $110,356  $271,175  $246,438
      Play & Music and Other              2,585     2,734     5,252     6,107
       Total net sales                  122,379   113,090   276,427   252,545
    Cost of goods sold, including
      buying and occupancy expenses     (78,271)  (71,855) (166,540) (152,489)
       Gross profit                      44,108    41,235   109,887   100,056
    Selling, general and
     administrative expenses            (49,232)  (43,506) (101,932)  (90,432)
      Operating income (loss)            (5,124)   (2,271)    7,955     9,624
    Other income                            138       468       368       379
      Income (loss) before income
       taxes and cumulative
       effect of change in accounting
       principle                         (4,986)   (1,803)    8,323    10,003
    Income tax benefit (expense)          1,820       744    (3,038)   (3,801)
      Income (loss) before cumulative
       effect of
       change in accounting principle    (3,166)   (1,059)    5,285     6,202
    Cumulative effect of change in
     accounting
     principle, net of tax                   --        --     1,228        --
      Net income (loss)                 $(3,166)  $(1,059)   $6,513    $6,202

    Basic per share amounts:
    Income (loss) before cumulative
     effect of
      change in accounting principle     $(0.10)   $(0.04)    $0.17     $0.21
    Cumulative effect of change in
     accounting
     principle, net of tax                   --        --      0.04        --
    Net income (loss)                    $(0.10)   $(0.04)    $0.21     $0.21

    Diluted per share amounts:
    Income (loss) before cumulative
     effect of
      change in accounting principle     $(0.10)   $(0.04)    $0.17     $0.20
    Cumulative effect of change in
     accounting
      principle, net of tax                  --        --      0.04        --
    Net income (loss)                    $(0.10)   $(0.04)    $0.21     $0.20

    Weighted average shares
     outstanding:
      Basic                              30,693    29,552    30,584    29,433
      Diluted                            30,693    29,552    31,374    30,723

    Number of stores at end of period       646       594       646       594



                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                 (Unaudited)

                                              July 31,  January 31,  August 2,
                                               2004        2004        2003

    Current Assets
       Cash and cash equivalents             $76,495     $89,553     $48,440
       Accounts receivable                    14,575      11,456       7,943
       Merchandise inventories                78,542      73,017      67,618
       Prepaid expenses and deferred
        taxes                                  4,161       5,564      10,624
          Total current assets               173,773     179,590     134,625

    Property and Equipment, net              132,870     112,743     104,620
    Lease Rights, Deferred Taxes and
     Other Assets                             11,039       6,378       7,303

       Total Assets                         $317,682    $298,711    $246,548

    Current Liabilities
       Accounts payable                      $33,036      33,356      30,756
       Accrued liabilities                    40,653      34,963      17,866
          Total current liabilities           73,689      68,319      48,622

    Long Term Liabilities
       Deferred rent and other
        liabilities                           27,905      26,644      20,151

    Stockholders' Equity                     216,088     203,748     177,775

       Total Liabilities and
        Stockholders' Equity                $317,682    $298,711    $246,548

SOURCE  The Gymboree Corporation
    -0-                             08/17/2004
    /CONTACT: investors, Charles Bracher, +1-650-373-7137, or charles_bracher@gymboree.com, or media, Jennifer Bonzagni Marshall, +1-650-373-7637, or jennifer_bonzagni@gymboree.com, both of The Gymboree Corporation/
    /Web site:  http://www.gymboree.com /
    (GYMB)

CO:  Gymboree Corporation
ST:  California, England, Ireland
IN:  REA TEX
SU:  ERN ERP RCN PER CCA